UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM 8-A
_________________

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934
_________________

EXTRACTION OIL & GAS, INC.
(Exact name of registrant as specified in its charter)
_________________

Delaware	46-1473923
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

370 17th Street Suite 5200 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.01 par value per share	NASDAQ Global Select Market
_________________

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

Securities Act registration statement file number to which this form relates:
Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Item 1. Description of Registrant’s Securities to be Registered.

General

As previously reported, on June 14, 2020, Extraction Oil & Gas, Inc., a Delaware corporation (the “Company”), and certain of its subsidiaries (collectively with the Company, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On December 23, 2020, the Debtors filed the Sixth Amended Joint Plan of Reorganization of Extraction Oil & Gas, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (as amended, modified or supplemented from time to time, the “Plan”). On December 23, 2020, the Bankruptcy Court entered an order confirming the Plan (the “Confirmation Order”), a copy of which is filed as Exhibit 99.1 hereto. On January 20, 2021 (the “Effective Date”), the Company satisfied the conditions specified in the Confirmation Order and the Plan became effective.

Pursuant to the Plan, on the Effective Date, the Company created new common stock, par value $0.01 per share (the “Common Stock”). Pursuant to the Plan, the Company issued 24,927,219 shares of Common Stock on the Effective Date. This registration statement registers under Section 12(b) of the Securities Exchange Act of 1934, as amended, the Common Stock issued pursuant to the Plan. The Company has applied to list the Common Stock on the NASDAQ Global Select Market under the symbol of “XOG.”

Also on the Effective Date, the Company filed its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware and adopted its Amended and Restated Bylaws (the “Bylaws”).

Authorized Capitalization

Under the Certificate of Incorporation, the Company’s authorized capital stock consists of 950,000,000 shares, which include 900,000,000 shares of the Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Common Stock

A description of the Common Stock is contained in the Company’s Current Report on Form 8-K filed with the United States Securities and Exchange Commission (the “Commission”) on January 20, 2021, which description is incorporated herein by reference. The description of Common Stock does not purport to be complete and is subject to and qualified by the full terms of the Certificate of Incorporation and the Bylaws, which are listed as Exhibits 3.1 and 3.2 hereto and incorporated herein by reference.

Warrant Agreement

Pursuant to the Plan, on the Effective Date, the Company entered into a Tranche A Warrant Agreement (the “Tranche A Warrant Agreement”) and a Tranche B Warrant Agreement (the “Tranche B Warrant Agreement” and, together with the Tranche A Warrant Agreement, the “Warrant Agreements”) with American Stock Transfer & Trust Company, LLC.

A description of the material provisions of the Warrant Agreements is contained in the Company’s Current Report on Form 8-K filed with the Commission on January 20, 2021, which description is incorporated herein by reference.

The foregoing description of the Warrant Agreements does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreements, which are listed as Exhibits 4.1 and 4.2 hereto and incorporated herein by reference.

Registration Rights Agreement

Pursuant to the Plan, on the Effective Date, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with certain stockholders of the Company.

A description of the material provisions of the Registration Rights Agreement is contained in the Company’s Current Report on Form 8-K filed with the Commission on January 20, 2021, which description is incorporated herein by reference.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, which is listed as Exhibit 4.3 hereto and incorporated herein by reference.

Item 2. Exhibits.

Exhibit Number	Name of Exhibit
2.1	Sixth Amended Joint Plan of Reorganization of Extraction Oil & Gas, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (incorporated by reference to Exhibit A of the Confirmation Order attached as Exhibit 99.1 hereto, filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on December 30, 2020).
3.1	Amended and Restated Certificate of Incorporation of Extraction Oil & Gas, Inc. (incorporated by reference to Exhibit 3.1 to Extraction Oil & Gas, Inc.’s Current Report on Form 8-K filed on January 20, 2021).
3.2	Amended and Restated Bylaws of Extraction Oil & Gas, Inc. (incorporated by reference to Exhibit 3.2 to Extraction Oil & Gas, Inc.’s Current Report on Form 8-K filed on January 20, 2021).
4.1	Tranche A Warrant Agreement dated as of January 20, 2021, between Extraction Oil & Gas, Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 10.3 to Extraction Oil & Gas, Inc.’s Current Report on Form 8-K filed on January 20, 2021).
4.2	Tranche B Warrant Agreement dated as of January 20, 2021, between Extraction Oil & Gas, Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 10.4 to Extraction Oil & Gas, Inc.’s Current Report on Form 8-K filed on January 20, 2021).
4.3	Registration Rights Agreement dated as of January 20, 2021, by and among Extraction Oil & Gas, Inc. and the other parties signatory thereto (incorporated by reference to Exhibit 10.2 to Extraction Oil & Gas, Inc.’s Current Report on Form 8-K filed on January 20, 2021).

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTRACTION OIL & GAS, INC.

Date: January 20, 2021	By:	/s/ Tom L. Brock
Tom L. Brock
Vice President and Chief Accounting Officer